                                  EXHIBIT 6.19


                           PURCHASE AND SALE AGREEMENT




                                  by and among




                                 FUTUREONE, INC.




                                       and




                      THE MEMBERS OF PROGRESSIVE MEDIA LLC









                           Dated as of July 16th 1999

                           PURCHASE AND SALE AGREEMENT


         By this PURCHASE AND SALE AGREEMENT dated as of July 16th 1999 (this "Agreement"), Futureone, Inc., a Nevada corporation ("FutureOne"), and John Mullins and EdWARD Hurd (collectively, and jointly and severally, the "Members"), hereby represent, warrant, covenant and agree as follows:


                                   ARTICLE I
                                PURCHASE AND SALE

         1.1 Present Ownership. The Members own 100% of the limited liability company interests (the "Interests") of Progressive Media LLC, an Arizona limited liability company ("Progressive"), as follows:

     Member                                Interests Owned                  Percentage
     ------                                ---------------                  ----------
John Mullins                                      50                            50%
Ed Hurd                                           50                            50%
                                                 ---                           ---
                          Total                  100                           100%
                                                 ===                           ====

         1.2 Conveyance of Interests. At the Closing (as defined below), the Members shall sell, transfer and deliver the Interests to FutureOne, free and clear of any liens, security interests or other encumbrances of any nature whatsoever. The Members shall execute such documents as may be necessary or appropriate to evidence such sale and transfer.

         1.3 Purchase Price; Payment. At the Closing, FutureOne shall pay to the Members, in full and complete consideration for the Interests to be acquired by FutureOne, an aggregate of 67,605 shares of FutureOne common stock, $.001 par value per share ("FutureOne Common Stock"), which shall be delivered to the Members pro rata in accordance with their ownership of Interests as of the Closing Date.

         1.4 Closing. The date on which the consummation of the transactions contemplated by this Agreement (the "Closing") actually takes place is referred to in this Agreement as the "Closing Date." The Closing shall take place on the first business day following the date on which all of the conditions to the obligations of the parties hereunder shall be satisfied or waived or on such other date as shall be mutually agreed upon by the parties hereto.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF MEMBERS

         Except as specifically provided otherwise in this Article 2, as of the execution and delivery of this Agreement, each of the Members, in his individual capacity, represents and warrants to FutureOne as follows:

         2.1 Due Execution. This Agreement has been duly executed and delivered by each of the Members and constitutes the valid and binding agreement of each of them in accordance with its terms. Each of the Members has full power and authority to execute, deliver and perform this Agreement. No authorization, consent or approval of or filing with, any public body, court or authority is necessary on the part of the Members for the consummation by the Members of the transactions contemplated by this Agreement.

         2.2 No Violation of Other Instruments. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any provisions (including provisions requiring any consent or approval) of any operating agreement, mortgage, lien, order, judgment, decree, or of any material lease, agreement or instrument to which Progressive or any of the Members is a party or by which Progressive or any of the Members is bound, and will not violate any other material restriction of any kind or character to which Progressive or any of the Members is subject.

         2.3 Due Organization. Progressive is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with all requisite power and authority to own, operate and lease its properties and carry on its business as presently conducted. Progressive is not subject to any material disability by reason of the failure to be duly qualified as a foreign entity for the transaction of business and in good standing under the laws of any jurisdiction.

         2.4 Financial Statements and Due Diligence. The Members represent that, prior to the Closing Date, they have provided FutureOne with complete due diligence materials and financial statements that fairly and accurately present the financial and corporate position of Progressive as of the date indicated and the report of its operations and changes in the financial position for the period then ended, in conformity with generally accepted accounting principles applied on a consistent basis, and includes all adjustments, consisting only of normally occurring accruals, necessary for a fair statement of the results of operations for such period.

         2.5 No Material Change. Since the date of the financial statements and due diligence materials provided by Progressive under Section 2.4, there has not been (i) any material change in the financial condition, business, properties, or assets of Progressive, (ii) any event or condition of any character which has materially and adversely affected the business of Progressive, (iii) any mortgage or pledge of any material amount of the properties or assets of Progressive, except in each case as disclosed in or contemplated by the financial statements and related footnotes thereto referred in Section 2.4 above or (iv) any declaration or setting aside or payment of any distribution with respect to the Interests.


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
         2.6 Title to Properties. Progressive has good and clear title to all significant properties and assets, real and personal, which it purports to own, free and clear of all security interests, liens, claims, encumbrances and charges, except for (i) liens for current taxes not yet due and payable, (ii) liens, encumbrances and claims disclosed in the financial statements and related notes thereto of Progressive referred to in Section 2.4 above, and (iii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent and do not materially detract from the value, or materially interfere with the use of the property subject thereto or affected thereby or otherwise materially impair business operations being conducted thereon. All leases pursuant to which Progressive leases any substantial amount of real or personal property are valid and effective in accordance with the respective terms.

         2.7 Liabilities. Progressive does not have any material liabilities or obligations of a type which would be included on a balance sheet prepared in accordance with generally accepted accounting principles, whether or not accrued or contingent and whether or not determined or determinable, including, without limitation, tax liabilities, except as disclosed in the financial statements provided by Progressive under Section 2.4. Progressive is not directly or indirectly liable upon or obligated in any other way to provide funds to or to guarantee or assume any debt or obligation of any individual or any legal entity other than of Progressive.

         2.8 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Progressive, threatened against or affecting Progressive, at law or in equity, or before or by any court, arbitration board, individual, entity, or federal, state, municipal or any other governmental department, commission, board, bureau, agency or instrumentality, which, if determined adversely to Progressive, would individually or in the aggregate have a material adverse effect on the business, properties, operations, prospects or assets, or the condition, financial or otherwise, of Progressive.

         2.9 Compliance With Statutes and Regulations. Progressive is in compliance in all respects with, and has at all times complied in all respects with, all applicable statutes, permit and licensing requirements, zoning and building codes, land use regulations, health, safety and environmental standards and orders of, and all restrictions imposed by, all governmental authorities having jurisdiction over it or the conduct of its business and the ownership and operation of its assets. No consent, approval or other order of any governmental or administrative board or body is required as a condition to the validity of this Agreement or to the consummation of the transactions contemplated hereby.

         2.10 Tax Matters. Progressive or the Members have timely filed all federal, state, local and foreign tax returns for income taxes, sales taxes, withholding and payroll taxes, property taxes and other taxes of every kind whatsoever required by law to have been filed prior to the date of this Agreement. For purposes of the preceding sentence, a return shall be deemed to have been timely filed if it was filed after the date due but within any period allowed in an extension granted by the responsible taxing authority. All such tax returns were complete and accurate in all material respects as of their filing dates. Progressive or the Members have paid or caused to be paid all taxes which have become due, together with any interest, if any, due thereon and any penalties or late fees associated therewith, whether pursuant to such returns or pursuant to any assessments or otherwise. The amounts established as provisions for taxes in the financial


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
statements provided by Progressive under Section 2.4 above are sufficient for the payment of all unpaid federal, state, county, local and foreign taxes (including all assessments and other governmental charges respecting income, receipts, assets or franchises) applicable to the period ended on the date and for all years and periods prior thereto to which each financial statement relates and for which Progressive may be liable in its own right or as transferee of the assets of, or as successor to any other corporation, association, partnership, joint venture or other entity. The purchase and sale of the Interests and any other transaction contemplated by this Agreement will not result in the imposition of any tax liability upon FutureOne or Progressive.

         2.11 Employment of Labor. Progressive has complied in all respects with applicable federal and state laws and regulations relating to the employment of labor, including the provisions thereof relating to wages, hours, safety, and fair employment practices. No employees of Progressive are or have been represented by a collective bargaining unit.

         2.12 Employee Benefit Plans. Progressive currently does not maintain, and does not have any liability or obligation (contingent or otherwise) under or with respect to, any employee benefit plans, pension plans, employee welfare benefit plans, compensation programs or similar plans or programs.

         2.13 Proprietary Rights. Progressive does not own, nor is it licensed under, any patent, patent application, trademark, trademark application, trade name, service mark, copyright, franchise, corporate name, trade secret or other proprietary right or asset (all of the foregoing are hereinafter referred to as "Proprietary Rights"). Progressive has not infringed, misappropriated or otherwise conflicted with any Proprietary Rights or similar rights or assets of any third parties, nor is any Member aware of any such infringement, misappropriation or conflict which could occur in the operation of the prior business of Progressive by FutureOne.

         2.14 Interests. The Interests constitute all of the outstanding limited liability company interests in Progressive and are beneficially owned by the Members as described in Section 1.1, free and clear of any and all liens, security interests and other encumbrances. There is no (i) outstanding subscription or right (whether or not currently exercisable) to Interests; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for Interests; (iii) contract or agreement under which Progressive is or may become obligated to sell or otherwise distribute Interests; or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any person or entity to the effect that such person or entity is entitled to acquire or receive any Interests. All Interests have been distributed in compliance with (a) all applicable securities laws and other applicable laws and regulations, and (b) all requirements set forth in applicable contracts and agreements.

         2.15 Investment. Each of the Members represents, warrants and confirms he (A) understands that the FutureOne Common Stock has not been, and will not be, registered under the Securities Act of 1933, as amended, or under any state securities laws, is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and will be restricted in terms of resale in the absence of registration or an available exemption from registration, (B) is acquiring the FutureOne Common Stock solely for his or its own account for investment purposes, and not with a view to the distribution thereof, (C) is a


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
sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning FutureOne and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the FutureOne Common Stock, (E) is able to bear the economic risk and lack of liquidity inherent in holding the FutureOne Common Stock, and (F) is an Accredited Investor (as such term is defined in Rule 501 of Regulation D under the Securities Act of 1933, as amended).


                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF FUTUREONE

         FutureOne represents and warrants to the Members, and each of them, as follows:

         3.1 Corporate Status. FutureOne is a corporation duly organized and in good standing under the laws of the State of Nevada. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, violate any material provision of any material charter, bylaw, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which FutureOne is a party or by which FutureOne is bound, and will not violate any other material restriction to which FutureOne is subject.

         3.2 Due Authorization. The execution and delivery of this Agreement by FutureOne has been duly and validly authorized and all requisite corporate actions have been taken to make it valid and binding upon FutureOne in accordance with its terms.

                                   ARTICLE IV
               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE PARTIES

         The obligations of the parties hereto arising under this Agreement to be performed at the Closing Date are subject to fulfillment at or prior to the Closing Date of each of the following conditions except as such parties may legally waive in writing:

         4.1 Representations and Warranties True. Each of the representations and warranties of the other parties hereto contained in this Agreement shall have been true and correct when made.

         4.2 Progressive Documents. As of the Closing Date, the Members shall immediately make available to FutureOne any and all original company and financial records and copies of any records of Progressive.

         4.3 Litigation. On the Closing Date, there shall not be pending or threatened any claim, action, suit or proceeding against any of the parties hereto or any of their affiliates which, if adversely determined, might prevent or materially hinder consummation of the transactions contemplated by this Agreement, result in payment of substantial damages as a result of the transactions contemplated hereby or otherwise materially impair the benefits to any party or parties contemplated hereby and no investigation by any governmental agency shall be pending or threatened which might eventually result in any such suit, action or proceeding.


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
         4.4 Compliance with Agreement. Each of the parties hereto shall have complied with all agreements and covenants applicable to them and contained in this Agreement.

         4.5 Resignations. Progressive shall obtain and deliver to FutureOne the written resignation of each manager of Progressive.

         4.6 Employment Agreements. Each Member shall have entered into an employment agreement with the Company or one of its subsidiaries.


                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

         5.1 Tax-Free Qualification. The parties hereto intend that the transactions contemplated by this Agreement shall qualify as a tax-free exchange under the Internal Revenue Code; provided, however, that neither party makes any representation or warranty in that regard and this Agreement shall remain in full force and effect in the event the transactions contemplated hereunder do not qualify for tax-free treatment with respect to any party hereto. Each party has relied exclusively on its own professional tax advisors in determining the income tax effect of this transaction for such party.

         5.2 Accounting Methods. The parties hereto warrant that all financial statements and other financial information have been prepared in accordance with generally accepted accounting principles.

         5.3 Employees. Progressive agrees to terminate any and all employees of Progressive and/or employment contracts to which Progressive is a party as of the Closing Date. The employees that FutureOne desires to retain with respect to the Progressive division shall be employed by FutureOne, or one of its subsidiaries, under employment and/or non-compete and non-disclosure agreements entered on or after the execution of this Agreement.


                                   ARTICLE VI
                     CONDUCT OF BUSINESS PENDING THE CLOSING

         6.1 Conduct of Business Pending the Closing. The Members covenant and agree that, prior to the Closing Date:


                  (a) Progressive shall not enter into any agreements, make any payments or otherwise incur any liabilities or obligations of any nature whatsoever except in the normal course of business; and

                  (b) Members shall pay or cause to be paid all liabilities and obligations of Progressive with respect to state franchise, income or other taxes or assessments incurred or assessed prior to the Closing Date.


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
         6.2 Notification. During the period subsequent to the execution of this Agreement and prior to the Closing Date (the "Pre-Closing Period"), the Members shall promptly notify FutureOne in writing of:

                  (a) the discovery by any Member of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by Progressive in this Agreement;

                  (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by any Member in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement;

                  (c) any breach of any covenant or obligation of any member;
         and

                  (d) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in this Agreement impossible or unlikely.


                                  ARTICLE VII
                                     CLOSING

         7.1 General. The Closing shall take place on the Closing Date at the offices of FutureOne, or at such other time, date or place as shall be mutually agreed upon by the parties.

         7.2 Effect of Acquisition. At the Closing, the effects of the consummation of the transactions contemplated herein shall be that FutureOne shall own all of the Interests and, as a result, Progressive shall become a wholly owned division of FutureOne or one of its affiliates.

         7.3 Progressive Operating Agreement. At the Closing or thereafter, the Progressive Operating Agreement may be amended as necessary to be consistent with the fiscal year of FutureOne and to allow other provisions of this Agreement to be consummated in accordance with the terms specified herein.

         7.4 Manager. As of the Closing Date, Kendall Northern and Earl J. Cook shall be appointed as the managers of the Progressive division, and shall serve as managers from and after the Closing Date at the discretion of FutureOne.


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
                                  ARTICLE VIII
                               GENERAL PROVISIONS

         8.1 Survival. All covenants, agreements, representations and warranties contained in Agreement or any certificate or other document delivered pursuant to this Agreement shall survive the Closing, the payment of all amounts due hereunder and any investigation conducted by or on behalf of FutureOne or the Members.

         8.2 Notices. Any notice hereunder to a party shall be deemed to be properly served in writing and personally delivered or mailed to:

         If to Members:             Mr. John Mullins

                                    ---------------------

                                    ---------------------

                                    Mr. Edward Hurd

                                    ---------------------

                                    ---------------------

         If to FutureOne:           FutureOne, Inc.
                                    4250 East Camelback Road
                                    Suite K-192
                                    Phoenix, Arizona  85018-2751
                                    Attention: Kendall Q. Northern, President

Or to such other address as may have been furnished in writing by such party to the other parties to this Agreement, and shall be deemed to have been given as of the time delivered or, if mailed, as of the time acknowledged as received if mailed registered or certified mail, postage prepaid, it being the intention that all notices pursuant hereto shall be effective only upon receipt.

         8.3 Interpretations. To the extent permitted by the context in which used; (a) words in the singular number shall include the plural, words in the masculine gender shall include the feminine and neuter, and vice versa; and (b) references to "persons" or "parties" in this Agreement shall be deemed to refer to natural persons, corporations, and all other entities. This instrument shall be construed in accordance with the fair meaning of its language, and shall not be construed for or against the party drafting it, solely because of such fact.

         8.4 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed, shall constitute an original copy hereof, but all of which together shall constitute one and the same document.

         8.5 Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. The use of the masculine or any other pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender of such party.


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
         8.6 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the transactions contemplated hereby, and any previous Agreements or understandings between the parties regarding the subject matter hereof are merged into and superseded by this Agreement.

         8.7 Non-Assignability. The obligations of this Agreement are personal to each party, and neither the rights nor obligations under this Agreement may be assigned or transferred by any party in any manner whatsoever, nor are such rights or obligations subject to involuntary alienation, assignment or transfer.

         8.8 Governing Law. This Agreement shall be exclusively construed in accordance with the laws of the State of Arizona.

         8.9 Severability. The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render the other provisions unenforceable, invalid, or illegal. If any term, provision, covenant or condition of this Agreement is invalidated due to its scope or breadth, such term, provision, covenant, or condition shall be deemed valid to the extent of the scope or breadth permitted by law in accordance with the intent of the parties as expressed herein.

         8.10 Waiver of Terms. Any of the terms and conditions of this Agreement, to the extent permitted by law, may be waived at any time by the party which is or whose shareholders/Members are entitled to the benefit thereof by action taken by the boards of directors/Manager of such party, or by the officer thereof authorized to act for such party, whether before or after action with respect to this Agreement on behalf of the shareholders/Members of the parties, or any one or more of them, provided, however, that such action shall be taken only if, in the judgment of the board of directors/Manager or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to the shareholders/Members of its or his entity. Such action shall be evidenced by written notice signed by the officer of the party taking such action.

         8.11 Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto shall use its best lawful efforts to take, or cause to be taken, such action, to execute and deliver, or cause to be delivered, such additional documents and instruments and to do or cause to be done all things necessary, proper or advisable, under the provisions of this Agreement and under applicable law to consummate and make effective the transactions contemplated by this Agreement.

         8.12 Arbitration; Exclusive Jurisdiction and Venue. The parties hereby agree to exclusively submit all controversies, claims, and matters of difference to arbitration in Phoenix, Arizona, according to the rules and practices of the American Arbitration Association from time to time in force, except to the extent that such rules and practices are inconsistent with the terms of this Agreement. This submission and Agreement to arbitrate shall be specifically enforceable. The arbitrator shall exclusively apply Arizona law as though he or she were bound by the applicable statutes and precedents in case law. The arbitrator shall have the power to issue any award, judgment, decree, or order of relief that a court of law or equity could issue under


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
Arizona law, including but not limited to money damages, specific performance, or injunctive relief. In the event that any party refuses to submit to arbitration, the party that has submitted to arbitration shall be empowered to file the appropriate action in a court in Maricopa County, Arizona. In all disputes, the non-prevailing party shall be pay the reasonable attorneys' fees and costs of the prevailing party.

         8.13 Enforcement. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

         8.14 Attorneys' Fees and Costs. Each party has relied exclusively on their own legal, accounting and business advisors in regard to this transaction and has not relied on any professional advice from the other party, therefor, except as otherwise provided herein, each party hereto shall pay its own expenses incurred in connection with this Agreement and the transactions incurred in connection with this Agreement and the transactions contemplated hereby.

         8.15 Amendment of Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent permitted by law, this Agreement may be amended, supplemented or interpreted at any time by written instrument duly executed by each of the parties hereto which shall have been authorized by appropriate action taken by the parties hereto.

         8.16 Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be. FutureOne may assign any of its respective rights or obligations hereunder to a subsidiary of FutureOne, provided that as a condition to any such assignment, FutureOne shall not be released from its liabilities and obligations arising under this Agreement.

         8.17 Termination.

                  (a) The parties hereto may terminate this Agreement as provided below:

                           (i) FutureOne and the Members may terminate this
                  Agreement by mutual written consent at any time prior to the
                  Closing:

                           (ii) FutureOne may terminate this Agreement by giving
                  written notice to the Members prior to or at the Closing if any condition set forth in Article IV is not satisfied or if FutureOne is not satisfied (in its sole discretion) with the results of its business, legal and accounting due diligence investigation regarding Progressive;

                           (iii) FutureOne may terminate this Agreement by
                  giving written notice to the Members at any time prior to the Closing in the event any of the Members has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and FutureOne has notified the Members of the breach; and


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
                           (iv) the Members may terminate this Agreement by
                  giving written notice to FutureOne at any time prior to the Closing in the event FutureOne has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, and any of the Members has notified FutureOne of the breach.

                  (b) If any party terminates this Agreement pursuant to Section 8.17(a) above, all rights and obligations of the parties hereunder shall terminate without any liability or obligation of any kind whatsoever of any party to any other party (except for any liability or obligation of any party then in breach or default of this Agreement).

         8.18 Indemnification. The Members, jointly and severally, hereby indemnify, hold harmless, and agree to defend FutureOne, its officers and directors, from any and all claims that may arise from any and all acts or actions, whether intentional or otherwise, of Progressive or the Members that may have occurred before the Closing Date or may arise from this Agreement, if it shall be determined that either Member has breached any of his representations or warranties under this Agreement or if any financial statements delivered under this Agreement shall contain material misstatements of fact.

         IN WITNESS WHEREOF, the parties hereto have caused this Purchase and Sale Agreement to be executed as of the 16th day of July, 1999.


     FUTUREONE, INC.,                              "MEMBERS"
     a Nevada corporation


---------------------------------                  -----------------------------
     By:  Kendall Q. Northern                      John Mullins
     Its:  President

                                                   -----------------------------
                                                   Edward Hurd
     FUTUREONE, INC.,
     a Nevada corporation


---------------------------------
     By:  Eric J. Cook
     Its:  Secretary


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
ACCEPTED, ACKNOWLEDGED AND AGREED
on this __day of _________, 1999

     PROGRESSIVE MEDIA LLC
     an Arizona limited liability company


     ____________________________________
     By:  John Mullins
     Its:  Managing Member



State of Arizona                       )
County of Maricopa                     )

Sworn and subscribed to me this ____ day of ________ 1999 by Kendall Q. Northern, President of FutureOne, Inc., known to me to be the individual subscribed by said name in and who executed the foregoing instrument and acknowledged that they executed same for the uses and purposes therein set forth.

________________________________              My Commission Expires ____________
Notary Public

State of Arizona                       )
County of Maricopa                     )

Sworn and subscribed to me this ____ day of ________ 1999 John Mullins, Managing Member of Progressive Media LLC., respectively and known to me to be the individuals subscribed by said name in and who executed the foregoing instrument and acknowledged that they executed same for the uses and purposes therein set forth.

________________________________              My Commission Expires ____________
Notary Public



State of Arizona                       )
County of Maricopa                     )

Sworn and subscribed to me this ____ day of ________ 1999 by Eric J. Cook, Secretary of FutureOne, Inc. and known to me to be the individual subscribed by said name in and who executed the foregoing instrument and acknowledged that they executed same for the uses and purposes therein set forth.

________________________________              My Commission Expires ____________
Notary Public

State of Arizona                       )
County of Maricopa                     )

Sworn and subscribed to me this ____ day of ________ 1999 by John Mullins, a Member of Progressive Media, LLC, and known to me to be the individual subscribed by said name in and who executed the foregoing instrument and acknowledged that they executed same for the uses and purposes therein set forth.

________________________________              My Commission Expires ____________
Notary Public

State of Arizona                       )
County of Maricopa                     )

Sworn and subscribed to me this ____ day of ________ 1999 by Edward Hurd, a Member of Progressive Media, LLC, and known to me to be the individual subscribed by said name in and who executed the foregoing instrument and acknowledged that they executed same for the uses and purposes therein set forth.

________________________________              My Commission Expires ____________
Notary Public


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